Exhibit 10.12

Deborah Eudaley

October 17, 2011

Dear Deborah:

I am pleased to extend to you an offer of employment as Chief Financial Officer with Lyris Inc, reporting to Wolfgang Maasberg, President and CEO. We will discuss and decide upon a mutually agreeable start date (Nov. 4, 2011).

The terms of this offer include:

•                  An annual base salary of $260,000.00, paid semi-monthly on the 15th and last working day of each month;

•                  Beginning January 2012, an annual bonus of $100,000.00 at target, paid quarterly and based on company performance, individual objectives, and subject to board approval

•                  For the remainder of 2011, a sign on bonus of $8,333.33 per full month of employment, payable at the end of February 2012;

•                  Medical, dental and vision plans;

•                  Flexible Spending Accounts for Healthcare & Dependent care;

•                  Life Insurance and LTD;

•                  15 days paid vacation per year;

•                  10 days paid sick leave per year;

•                  Participation in the Lyris 401(k) plan after one month of employment;

For the avoidance of doubt, for the purpose of your entitlement to severance and for termination without cause, “Without Cause” shall be defined as the involuntary termination of your employment by the Company for any reason other than a termination based upon “Cause”, Death or Disability”:

For this purpose, “Cause” shall be defined as (i) your failure to perform your duties and obligations, hereunder to the satisfaction of the Company, which failure is either not curable and/or is not remedied within 15 days after receipt of written notice from the Company; (ii) your commission of an act of fraud upon, or willful misconduct toward, the Company and/or any of its affiliates; (iii) your material breach of the PIIA, which in any case is not remedied within 15 days after receipt of written notice from the Company or Board of Directors of the Company; (iv) your conviction of a felony (or a plea of nolo contender thereto) or any crime involving moral interpitude; or (v) your failure to carry out or comply with, in any material respect and directive of the Board consistent with the terms of the PIIA, which is not remedied within 15 days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to termination for cause shall specifically identify the failure that it deems to constitute Cause.

In the event that your employment with the Company is terminated by the Company without Cause or by you for Good Reason you shall be entitled to the following benefits (i) a lump sum payment, payable over a six month period on the normal payroll cycle in effect at the time, equal to the sum of 50% your annual base salary as of the termination date and a bonus payment equal to 50% of your annual target bonus and (ii) the Company will pay your COBRA health insurance premiums for a period of 12 months following termination of employment (collectively the “Severance Benefits”).

“Good Reason” shall mean any of the following (i) a material reduction in your job responsibilities (provided that a mere change in title alone or reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall not constitute a material reduction in job responsibilities), (ii) a reduction in your level of base compensation or total compensation including target bonus, or (iii) a relocation of your principal place of employment by more than 25 miles.  In addition, in order to terminate employment for Good Reason you must notify the Company in writing of the circumstances constituting Good Reason and the Company shall have thirty days in which to cure.  In the event the Company fails to cure within such 30 day period your termination for Good Reason shall become effective on the 31st day following your notice to the Company of the events constituting Good Reason.

For this purpose, “Disability” shall be defined as your inability to perform your duties and obligations for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be withheld unreasonably).

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,450,000 shares of Company common stock under the Company’s incentive stock option plan at an exercise price of $0.19 per share.  Your option will vest over a period of four years as follows: One fouth (25%) of the total number of shares shall fully vest on the twelve (12) month anniversary of your start date and the remainder shall vest at the rate of 1/16th per quarter thereafter until all shares have vested, provided that you continue to be employed by the Company at such time. No shares shall vest if your employment terminates prior to the 12-month anniversary of the start date.  The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

If Lyris is acquired or undergoes a change in control and, as an executive, you are terminated “Without Cause” within three (3) months prior to or two years (24 months) following a change in control, you shall be entitled to:

•                  Base salary through the date of termination of your employment

•                  Six months  base salary, at the rate in effect on the date of termination of employment

•                  Payment of 50%  of your annual bonus

•                  Full vesting of 100% of the then unvested options based on fair market value at purchase and the post-termination exercise period of your stock options shall be as is stated in the option agreement or Equity Plan in effect.

•                  COBRA payments for a period of one year following your termination

You agree and understand that employment with Lyris Inc. is “at-will,” meaning that it is not for any specified period of time and can be terminated by you or by Lyris Inc. at any time, with or without advance notice, and for any or no particular reason or cause.  You agree and understand that it also means that job duties, title and responsibility and as a condition of your employment, you will be required to sign the Lyris’ Proprietary Information and Inventions Agreement (“PIAA”) and to provide the Company with documents establishing your identity and right to work in the United States.  Those documents must be provided to the Company within three business days of your employment start date.

In addition, the Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees.  Your offer of employment is contingent upon satisfactory completion with positive results of such background investigation and/or reference check, if any, in the sole discretion of the Company.  All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with Lyris Inc.

Again, I am pleased to extend this offer and look forward to your acceptance of this position. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return this letter to Barron Cox in Human Resources via email at (bcox@lyris.com).  This offer will remain in effect for a period of one week from receipt.

Congratulations and I look forward to welcoming you to the Lyris Team!

Sincerely,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
President and CEO
Lyris, Inc.

I agree to and accept employment with Lyris on the terms and conditions set forth in this agreement.  I understand and agree that my employment with the Company is at-will.

Date:	11/4/2011	/s/ Deborah Eudaley
Deborah Eudaley

Deborah Eudaley

April 18, 2012

Dear Deborah:

Please note the following amendment(s) in your employment, effective as of date amendment is signed.

If Lyris is acquired or undergoes a change in control and, as an executive, you are terminated “Without Cause” within two years (24 months) following a change in control, or three months prior, you shall be entitled to:

•      12 months base salary, at the rate in effect on the date of termination of employment

•      12 months of bonus at 100%

•      12 months of COBRA

•      Full vesting of 100% of the then unvested options based on fair market value at purchase

For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company needed to generate working capital) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger, consolidation or reorganization of the Company in which its voting securities immediately prior to the merger, consolidation or reorganization do not represent, or are not converted into securities that represent, a majority of the voting power of all the voting securities of the surviving entity immediately after the merger, consolidation or reorganization; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; (iv) any other transaction or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding subsections (i)-(iii).All other terms remain unchanged.

Date:	4/19/12	/s/ Wolfgang Maasberg
Wolfgang Maasberg